Exhibit 10.3

August 3, 2003

Mr. Joel H. Newman

Tommy Hilfiger U.S.A.

25 West 39th Street

New York, New York 10018

Re: Relinquishment of CEO Position

Dear Joel:

I hereby agree that notwithstanding the provisions of the Amended and Restated Employment Agreement dated as of June 30, 1992, by and between Tommy Hilfiger U.S.A., Inc. (“THUSA”) and me, as amended as of March 8, 1994 and August 7, 1998 (the “Agreement”), effective as of August 3, 2003, I shall cease to serve as Chief Executive Officer of Tommy Hilfiger Corporation and as Chief Executive Officer of THUSA, and that my failure to hold those titles, offices and positions and the duties, authority and responsibilities associated therewith shall not be considered a breach of the Agreement by THUSA or a constructive termination of my employment by THUSA pursuant to Section 11 of the Agreement.

I also understand that immediately following the cessation of my service as Chief Executive Officer of Tommy Hilfiger Corporation and as Chief Executive Officer of THUSA, I will remain Executive Chairman of the Board of Directors of each of those corporations.

Finally, I understand that except for my relinquishment of the titles of Chief Executive Officer of Tommy Hilfiger Corporation and as Chief Executive Officer of THUSA, both the Agreement and my participation in the Supplemental Executive Incentive Compensation Plan of THUSA will continue in effect without amendment.

Very truly yours,

/S/ JOEL J. HOROWITZ

Joel J. Horowitz

Accepted and agreed to as of August 3, 2003:

TOMMY HILFIGER U.S.A., INC.

By:	/S/ JOEL H. NEWMAN

Joel H. Newman
President—Finance and Administration

Accepted and agreed to as of August 3, 2003:

TOMMY HILFIGER CORPORATION

By:	/S/ JOEL H. NEWMAN

Joel H. Newman
Executive Vice-President—Finance and Operations